Results of October 5, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                Votes          Votes
                                   for       withheld

               Jameson Adkins Baxter         47,843,237
1,283,097
               Hans H. Estin  47,772,977          1,353,357
               John A. Hill   47,869,473          1,256,861
               Ronald J. Jackson      47,861,935
1,264,399
               Paul L. Joskow 47,832,262          1,294,072
               Elizabeth T. Kennan    47,825,502
1,300,832
               Lawrence J. Lasser     47,783,103
1,343,231
               John H. Mullin III     47,844,133
1,282,201
               Robert E. Patterson    47,803,539
1,322,795
               George Putnam, III     47,793,942
1,332,392
               A.J.C. Smith   47,795,752          1,330,582
               W. Thomas Stephens     47,834,054
1,292,280
               W. Nicholas Thorndike  47,829,227
1,297,107


               A proposal to ratify the selection of KPMG
               LLP as the independent auditors of your fund was approved as follows:

               48,176,827 votes for, and 270,419 votes
against, with 679,088
               abstentions.

               A proposal to convert your fund from closed-end to open-end status and authorize certain related amendments to the Agreement and Declaration of Trust. The results were as follows:

               6,129,578 votes for, and 18,488,559 votes
               against, with 2,172,871 abstentions and
               22,335,326 broker non-votes.

               All tabulations are rounded to nearest whole number.